Exhibit 107.1

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price for the securities to which such prospectus relates that are being offered by Frequency Electronics, Inc. is $77,499,995 and the maximum aggregate amount of the securities to which such prospectus relates that are being offered by the selling stockholders named in such prospectus is 652,174 of Frequency Electronics, Inc’s shares of common stock, par value $1.00 per share.